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                                                             Exhibit 10.13

                           [LETTERHEAD OF FRIENDLY'S]

Mr. Larry W. Browne
Executive Vice President, Corporate Finance, General Counsel & Secretary THE RESTAURANT COMPANY
One Pierce Place, Suite 100 East
Itasca, IL 60143

Dear Mr. Browne:

This letter is being written to confirm the maximum annual management fee payable to The Restaurant Company. This amount will not exceed $800,000 in 1996, $824,000 in 1997 and $848,720 in 1998 unless the increase is approved by a vote of fifty-one percent (51%) of Friendly's Board of Directors, including at least one director nominated by the Class B stockholders.

In addition, this management fee can be terminated at any time with written notice from Friendly and upon the immediate payment of all management fees due at the time of notice and a lump sum payment of $500,000. This written notice would also be approved by a vote of fifty-one percent (51%) of Friendly's Board of Directors, including at least one director nominated by the Class B stockholders.

Please indicate your agreement and acceptance by signing below. You should keep one original and return the other to me.

Regards,


/s/ Garrett J. Ulrich
------------------------------------
Garrett J. Ulrich

GJU/nf

Agreed To And Accepted:

THE RESTAURANT COMPANY


/s/ Larry W. Browne
------------------------------------
Larry W. Browne
Executive Vice President, Corporate Finance, General Counsel & Secretary

cc: Mike Donahue, The Restaurant Company